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                                                                     EXHIBIT 8.2

RP FINANCIAL, LC.
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Financial Services Industry Consultants


                                                     June 8, 1998

Board of Directors
Pulaski Bancshares, M.H.C.
Pulaski Bank, A Federal Savings Bank
12300 Olive Boulevard
St. Louis, Missouri  63141

Re:  Plan of Conversion:  Subscription Rights
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Gentlemen:

     All capitalized terms not otherwise defined in this letter have the meanings given such terms in the Plan of Conversion (the "Plan") adopted by the Boards of Directors of Pulaski Bank, A Federal Savings Bank (the "Bank") and Pulaski Bancshares, M.H.C. (the "Mutual Holding Company"). Pursuant to the Plan, Pulaski Financial Corp. (the "Holding Company") will offer shares of its common stock.

     We understand that "Subscription Rights" to purchase shares of the Holding Company's common stock are to be issued to: (i) Eligible Account Holders; (ii) the Bank's ESOP; (iii) Supplemental Eligible Account Holders; and (iv) Other Members, collectively referred to as the "Recipients". Based solely upon our observation that the Subscription Rights will be available to such Recipients without cost, will be legally non-transferable and of short duration, and will afford the Recipients the right only to purchase shares of the Holding Company's common stock at the same price as will be paid by members of the general public in the Direct Community Offering, but without undertaking any independent investigation of state or federal law or the position of the Internal Revenue Service with respect to this issue, we are of the belief that, as a factual matter:

     (1)  the Subscription Rights will have no ascertainable market value; and,

     (2) the price at which the Subscription Rights are exercisable will not be more or less than the pro forma market value of the shares upon issuance.

     Changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or the Holding Company's value alone. Accordingly, no assurance can be given that persons who subscribe to shares of the Holding Company's common stock in the conversion will thereafter be able to buy or sell such shares at the same price paid in the Subscription Offering.

                                    Sincerely,

                                    /s/ Gregory E. Dunn
                                    Gregory E. Dunn
                                    Senior Vice President



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